EXHIBIT 10.12

DUCOMMUN INCORPORATED

September 10, 2003

VIA FEDERAL EXPRESS

Mr. David H. Dittemore

9053 North 26th Street

Phoenix, AZ 85028

Dear Dave:

I am pleased on behalf of Ducommun Incorporated (the “Company”) to confirm our offer of employment to you as President and Chief Operating Officer. This letter documents the terms of your employment.

1. Commencement

This offer is contingent on your reporting to work on September 15, 2003.

2. Salary

Your base salary will be $325,000 per year, paid biweekly. Merit and salary reviews are conducted annually.

3. Incentive

You will be eligible to participate in Ducommun’s annual bonus plan with a bonus target of 50% of base salary (with a maximum bonus potential of 150% of base salary). A copy of Ducommun’s 2003 Bonus Plan is attached to this letter. Bonuses are subject to the approval and are at the discretion of the Compensation Committee of the Board of Directors. Your first year of participation will be for the year ending 2003 which will be prorated for the portion of 2003 you are employed by the Company, with bonus awards made in the Spring of 2004. As a bonus participant, you must be employed by the Company at the time a bonus payment is made in order to be eligible to receive a bonus.

4. Stock Option

Mr. David H. Dittemore

September 10, 2003

The Compensation Committee of the Board of Directors will grant you a nonqualified stock option for 50,000 shares with an exercise price equal to the closing price of Ducommun’s common stock on the New York Stock Exchange on the commencement date of your employment (i.e., September 15, 2003). The stock option becomes exercisable as to 25% of the shares on each of the first, second, third and fourth anniversaries of the commencement of your employment. The stock option will be subject to a separate stock option agreement containing all of the terms of Ducommun’s standard form of nonqualified stock option agreement.

5.    Benefits

You will be eligible to participate in the benefit programs provided by Ducommun to its corporate officers generally. These benefit programs include:

•	Health, dental, disability and life insurance
•	401(k) plan participation and Company matching contribution (currently the matching contribution is 50% of the first 4% of salary deferred, subject to IRS limits)
•	Deferred compensation plan participation
•	Company car or monthly auto allowance in accordance with Company policy
•	Four (4) weeks paid vacation per year in accordance with Company policy
•	Company-paid annual airline club membership

6.    Sign-On Bonus

Immediately following the commencement of your employment, the Company will pay you a sign-on bonus of $25,000 in order to defray miscellaneous expenses you may incur.

7.    Moving Allowance

The Company will reimburse you, or pay on your behalf, the usual and reasonable out-of-pocket moving expenses you incur for permanently relocating your residence to a location in the proximity of the Company’s corporate headquarters in Long Beach, California. The out-of-pocket moving expenses to be reimbursed or paid by the Company will include one (1) house-hunting trip for your family to visit Southern California, moving van costs, packing and unpacking of household goods, closing costs, and real estate brokerage commissions for selling your house (but not loan or origination points). Reimbursement of out-of-pocket moving expenses is subject to receipt by the Company of appropriate documentary proof of all expenditures for which reimbursement is sought. Such costs incurred shall be grossed up for tax purposes to the extent such costs are not deductible on your personal tax return.

Mr. David H. Dittemore

September 10, 2003

8.    Interim Housing Allowance

The Company will reimburse you, as an expense item, for the cost of renting an apartment or condominium, for utilities and other similar expenses for interim housing pending your relocation as provided in paragraph 7 for a period not to exceed three (3) months from the commencement of your employment, subject to extension for up to an additional six (6) months with the prior approval of the chief executive officer of the Company. Home business communication expenses (computer, fax) will also be included as an expense item. In addition, the Company will reimburse you, as an expense item, for the cost of two (2) trips per month to your current residence in Phoenix, Arizona. You should remit these expenses on the Company’s expense reports monthly.

9.    Inventions

You will assign all of your rights to any invention to the Company as follows: all inventions which you developed during your working time; all inventions which you developed using Company equipment, supplies, facilities, or trade secret information; and all inventions developed entirely on your own time if those inventions relate, at the time, to the Company’s business or to actual or demonstrably anticipated research or development of the Company, or if those inventions resulted from any work performed by you for the Company. This does not apply to an invention of yours that is protected from being assigned to the Company under California Labor Code Section 2870.

10.    Business Conduct

During your employment by the Company, you will not act in any manner contrary to the best interests of the Company, its parent, subsidiary, or affiliated companies, or its employees. During your employment by the Company you will not engage in, or have any financial or other interest in, or render any service in any capacity to any competitor, customer, or supplier of the Company. During your employment by the Company you will not solicit or encourage a customer of the Company to take its business elsewhere. During your employment by the Company and forever thereafter, you will, upon demand (or upon termination of your employment), immediately return all Company property and you will not solicit or encourage a Company employee to work elsewhere or disclose or use any trade secret or confidential information of the Company. You understand that the term “trade secret” or “confidential information” means all materials, chemicals, formulae, data, drawings and techniques used, tests performed, machines operated and processes used by the Company, and includes without limitation, all other information concerning the Company, any parent, any subsidiary, any affiliate, any supplier, or any customer (including, but not limited to, information regarding the peculiarities, preferences and manner of doing business) that is not generally known to the public or to other persons. You also agree that the remedy of law for your breach of this paragraph is

Mr. David H. Dittemore

September 10, 2003

inadequate and that the Company, in addition to any other remedy, can seek appropriate injunctive relief from an appropriate California court or arbitrator, at its election.

11.    Company Policies

You will be subject to and will adhere to all of the Company’s policies applicable to the Company’s employees generally, including but not limited to, all policies relating to standards of conduct, conflicts of interest, and compliance with the Company’s rules and obligations. You represent that you have no agreement with or obligations to anyone or anything that would in any way conflict with any of your obligations contained in this Agreement. Further, you will immediately notify the Company, in writing, of any other employment or work that you accept during your employment by the Company.

12.    Termination of Agreement and Employment At Will

Your employment by the Company is at will. This means that your employment may be terminated at any time, with or without cause, and with or without notice by you or by the Company. Additionally, the Company can change the terms of employment, with or without cause, and with or without notice including, but not limited to, demotion, promotion, transfer, compensation, benefits, duties, and location of work. This at-will relationship can only be changed by an agreement in writing signed by the chief executive officer of the Company and approved in writing as to form by the general counsel for Ducommun Incorporated. Any oral statement or conduct by a supervisor or manger of the Company will not alter your at-will employment status. Upon termination, all of the Company’s and your obligations under this Agreement cease, other than your obligation to immediately return all Company property, your obligations under paragraph 9, and your obligations under paragraph 10 concerning solicitation of Company employees and trade secrets and confidential information (all of which will forever survive the termination, breach or expiration of this Agreement), and the Company’s obligations to pay any unpaid, earned salary and any unpaid earned vacation pay, and to reimburse any unpaid, properly incurred business expenses.

13.    Arbitration

Your employment by the Company is conditioned on and in consideration of your signing a separate Arbitration Agreement (a copy of which is attached to this letter) and returning it to me at the same time as this letter.

14.    Applicable Law; Savings Clause; Entire Agreement

This Agreement will be governed by the laws of the State of California applicable to employment contracts. If any of the paragraphs of this Agreement are or are held to be invalid under the laws of the State of California, this Agreement will be performed, construed, and, if

Mr. David H. Dittemore

September 10, 2003

necessary, enforced to the fullest extent possible to conform to the intentions of the parties as evidenced by this Agreement and by all of its paragraphs, including the invalid paragraph. Furthermore, the Company’s failure to enforce any provision of this Agreement will not be construed as a waiver of that or any other provision and will not prevent the Company from later enforcing that or any other provision. This Agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof, and supersedes all prior oral and written agreements and all contemporaneous oral agreements.

Your signature below will constitute your full acceptance of the terms and conditions set forth in this Agreement. Please return one executed copy of this Agreement to me no later than September 15, 2003.

Sincerely, DUCOMMUN INCORPORATED

By:

Joseph C. Berenato Chairman, President and Chief Executive Officer

ACCEPTED AND AGREED:

By:

David H. Dittemore

Date:

Attachments